GOLDEN WEST BREWING COMPANY, INC.

ANNOUNCES RECORD  REVENUES FOR FY 2007 FIRST QUARTER.

FOR IMMEDIATE RELEASE May 16, 2007

Denver CO.---Golden West Brewing Company, Inc.  (OTCBB:GWBC) reported financial results for the first quarter ended March 31, 2007. Net Revenues increased 60.5% for the first quarter of 2007 to $296,848 compared to $184,880 reported in the first quarter of 2006. For the first quarter of 2007, Golden West Brewing Company reported a net loss of $245,440 or $(0.094) per share based on the weighted average of 2,613,000 shares outstanding compared to a net loss of $134,425 or $(0.067) per share reported in the first quarter of 2006 based on the weighted average shares outstanding of 2,000,000.   Our net loss in the first quarter of 2007 included a non-cash charge of $122,869 for the issuance of warrants as part of a private placement of units completed in March 2007.  The Company’s Operating loss for the first quarter of 2007 improved to $105,123 from an operating loss of $121,593 for the same period in 2006.  A complete copy of our Form 10-QSB for the quarter ended March 31, 2007 can be found at www.sec.gov.

According to John Power, President of Golden West “We are pleased with our sales growth for the first quarter of 2007 but were dissapointed with our rising ‘cost of goods sold’ as a percentage of sales.  Our goal for the balance of 2007 is to continue our growth in sales while  reducing our ‘cost of goods sold ‘as a percentage of sales.”

About Golden West Brewing Company, Inc.

Golden West Brewing Company, Inc. was formed in 2003 and completed a small self-underwritten public offering in 2006.  Golden West through its wholly-owned subsidiary Golden West Brewing Company acquired the assets and certain liabilities of Butte Creek Brewing Company of Chico, California in August 2005.   Founded in 1996, Butte Creek Brewing Company is one of the pioneer certified organic micro-breweries in the United States.

Contact: John Power, President

               707-884-3766